CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of our report dated February 25, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in ServiceNow, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 26, 2016